Exhibit 99.1

Natera Reports Third Quarter 2023 Financial Results

AUSTIN, Texas, November 8, 2023 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the third quarter ended September 30, 2023.

Recent Strategic and Financial Highlights

●	Generated total revenues of $268.3 million in the third quarter of 2023, compared to $210.6 million in the third quarter of 2022, an increase of approximately 27%. Product revenues grew approximately 33% over the same period.
●	Delivered gross margin of 45.1% in the third quarter of 2023, compared to 44.7% in the third quarter of 2022.
●	Reduced cash burn to approximately $38 million in the third quarter of 2023, a decrease of approximately 66% compared to the third quarter of 2022.
●	Processed approximately 626,000 tests in the third quarter of 2023, compared to approximately 517,500 tests in the third quarter of 2022, an increase of approximately 21%.
●	Performed approximately 89,000 oncology tests in the third quarter of 2023, compared to approximately 53,000 in the third quarter of 2022, an increase of approximately 68%. This includes approximately 81,000 Signatera™ clinical units in the third quarter of 2023, an increase of 85% compared to the prior year period and one of Natera’s best quarters on record in terms of absolute unit growth for Signatera in the clinical channel.
●	Raised 2023 annual guidance for revenue to a new range of $1.035 billion to $1.05 billion and gross margin to a range of 43% to 44%; significantly reduced cash burn guidance for 2023, lowering the range to $260 million to $280 million.
●	Published results from RenaCARE study, demonstrating significant diagnostic and clinical utility of Renasight™ test in chronic kidney disease.
●	Presented large, updated analysis on GALAXY arm of CIRCULATE-Japan reinforcing prognostic and predictive value of Signatera in colorectal cancer; published or presented additional key data on Signatera across multiple indications.
●	Announced randomized, phase III trial in early-stage breast cancer, adding to pipeline of clinical trials related to treatment on molecular relapse.
●	Announced broad clinical launch and Medicare coverage of FoundationOne®Tracker, in partnership with Foundation Medicine.

“We delivered robust volume and revenue growth in the third quarter, while demonstrating operational discipline with a significant reduction in cash burn,” said Steve Chapman, chief executive officer of Natera. “We continued to deliver on our strategic clinical roadmap with the publication of the landmark RenaCARE study in chronic kidney disease and key Signatera evidence across multiple cancer indications. As reflected in our revised guidance for the remainder of the year, we’ve increased our revenue target while reducing our cash burn goal, so we are well-positioned to help more patients than ever before.”

Third Quarter Ended September 30, 2023 Financial Results

Total revenues were $268.3 million in the third quarter of 2023, compared to $210.6 million for the third quarter of 2022, an increase of 27.4%. Product revenues were $265.2 million in the third quarter of 2023, compared to $199.8 million in the third quarter of 2022, an increase of 32.7%. Growth in product revenues was mainly driven by an increase in test volumes as well as average selling price improvements.

Natera processed approximately 626,000 tests in the third quarter of 2023, including approximately 609,800 tests accessioned in its laboratory. This compares to approximately 517,500 tests processed in the third quarter of 2022, including approximately 502,900 tests accessioned in its laboratory, an increase of 21.0%.

In the three months ended September 30, 2023, Natera recognized revenue on approximately 590,000 tests for which results were reported to customers in the period (tests reported), including approximately 575,000 tests reported from its laboratory, compared to approximately 482,900 tests reported, including approximately 469,200 tests reported from its laboratory, in the third quarter of 2022, an increase of 22.2% for the quarter.

Gross profit* for the three months ended September 30, 2023 and September 30, 2022 was $121.0 million and $94.1 million, respectively, representing a gross margin of 45.1% and 44.7%. Natera had higher gross margin in the third quarter of 2023 compared to the third quarter of 2022 primarily as a result of increased revenues and continuous reductions in cost of goods sold associated with tests processed.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, were $232.0 million for the third quarter of 2023, compared to $213.2 million in the same period of the prior year, an increase of 8.8%. The increase was primarily driven by an increase in payroll and payroll-related expenses as well as a one-time benefit for a research and development expense related to earnout milestone payments in the third quarter of 2022. Loss from operations for the third quarter of 2023 was $111.0 million, compared to $119.1 million for the same period of the prior year.

The Company reported a net loss of $109.0 million, or ($0.95) per diluted share, for the third quarter of 2023, compared to a net loss of $121.5 million, or ($1.25) per diluted share, for the same period in 2022. Weighted average shares outstanding were approximately 115.2 million in the third quarter of 2023, compared to 97.1 million in the third quarter of the prior year.

As of September 30, 2023, Natera held approximately $936.6 million in cash, cash equivalents, short-term investments and restricted cash, compared to $898.4 million as of December 31, 2022. As of September 30, 2023, Natera had a total outstanding debt balance of $363.0 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 121 basis points and a net carrying amount of $282.6 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of September 30, 2023. In October 2023, the interest rate for the Credit Line was subsequently changed to the 30-day SOFR average, plus 50 basis points.

Financial Outlook

Natera is revising its 2023 annual guidance. The Company now expects annual revenue to be in a range of $1.035 billion to $1.05 billion, up from its previous range of $1.015 billion to $1.035 billion; and gross margin to be in a range of approximately 43% to 44% of revenues, revised from its previous range of 41% to 44%. The Company continues to expect selling, general and administrative costs to be approximately $540 million to $580 million, and research and development costs to be approximately $325 million to $345 million. In addition, net cash consumption is now expected to be approximately $260 million to $280 million, down from its previous range of $300 million to $325 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2023 to be approximately $210 million to $230 million) and GAAP net purchases of property and equipment (estimated for 2023 to be approximately $50 million).

Test Volume Summary

Unit	Q3 2023	Q3 2022	Definition
Tests processed	626,000	517,500	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	609,800	502,900	Test accessioned in our laboratory
Tests reported in our laboratory	575,000	469,200	Total tests reported in our laboratory less units reported outside of our laboratory
Tests reported	590,000	482,900	Total tests reported

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 150 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Third Quarter 2023 Financial Results Conference Call
Date:	Wednesday, November 8, 2023
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(888) 770-7321, Domestic
(929) 201-7107, International
Conference ID:	7684785

Webcast Link:	https://events.q4inc.com/attendee/156437855

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, including investigations, subpoenas, demands, disputes, litigation, requests for information and other regulatory or administrative actions or proceedings, or resulting from either third party claims of intellectual property infringement or asserting infringement by third parties of our technology, is costly, may result in substantial business and financial penalties, may be time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value per share amount)

	September 30,	December 31,
	2023	2022
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$668,710	$466,091
Short-term investments	267,847	432,301
Accounts receivable, net of allowance of $6,034 and $3,830 at September 30, 2023 and December 31, 2022, respectively	255,147	244,385
Inventory	42,076	35,406
Prepaid expenses and other current assets, net	33,496	33,634
Total current assets	1,267,276	1,211,817
Property and equipment, net	104,830	92,453
Operating lease right-of-use assets	58,206	71,874
Other assets	16,208	18,330
Total assets	$1,446,520	$1,394,474
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,321	$31,148
Accrued compensation	39,415	44,010
Other accrued liabilities	133,740	144,214
Deferred revenue, current portion	15,012	10,777
Short-term debt financing	80,435	80,350
Total current liabilities	289,923	310,499
Long-term debt financing	282,619	281,653
Deferred revenue, long-term portion	21,033	20,001
Operating lease liabilities, long-term portion	68,287	76,577
Total liabilities	661,862	688,730

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	11	11
Additional paid-in capital	3,089,448	2,664,730
Accumulated deficit	(2,299,405)	(1,942,635)
Accumulated other comprehensive loss	(5,396)	(16,362)
Total stockholders’ equity	784,658	705,744
Total liabilities and stockholders’ equity	$1,446,520	$1,394,474

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	As of September 30, 2023 and December 31, 2022, there were approximately 118,990 and 111,255 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Product revenues	$265,218	$199,831	$761,271	$584,415
Licensing and other revenues	3,088	10,806	10,195	18,555
Total revenues	268,306	210,637	771,466	602,970
Cost and expenses
Cost of product revenues	146,962	115,436	437,524	326,862
Cost of licensing and other revenues	349	1,076	1,060	2,102
Research and development	77,235	65,510	237,714	228,504
Selling, general and administrative	154,742	147,667	456,877	444,769
Total cost and expenses	379,288	329,689	1,133,175	1,002,237
Loss from operations	(110,982)	(119,052)	(361,709)	(399,267)
Interest expense	(3,252)	(2,330)	(9,490)	(6,567)
Interest and other income, net	5,406	87	14,509	1,165
Loss before income taxes	(108,828)	(121,295)	(356,690)	(404,669)
Income tax benefit (expense)	(202)	(185)	(80)	(557)
Net loss	$(109,030)	$(121,480)	$(356,770)	$(405,226)
Unrealized gain (loss) on available-for-sale securities, net of tax	3,807	(3,212)	10,966	(17,322)
Comprehensive loss	$(105,223)	$(124,692)	$(345,804)	$(422,548)

Net loss per share
Basic and diluted	$(0.95)	$(1.25)	$(3.14)	$(4.20)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	115,171	97,052	113,559	96,408